EXHIBIT 14

CODE OF ETHICS

Imperial Sugar Company together with all of its subsidiaries and controlled entities (the “Company”) believe in adherence to ethical and legal standards in the conduct of its business. Integrity, as an integral part of this belief, is a core value at the Company and associates must conduct themselves accordingly. In addition, associates are expected to conduct their outside business and personal affairs in a manner that does not conflict with the best interests of the Company. While it is impractical to describe every circumstance that could constitute improper conduct of business or a conflict of interest, associates should be guided by the general principles set forth in the following pages. All associates are required to be alert to potential conflicts with this Code of Ethics and pursue the prompt resolution of such matters. Violations of the provisions of this Code of Ethics may result in disciplinary action, including termination of employment. This Code of Ethics applies to all Company associates and agents. It is the personal responsibility of each associate to observe the standards in the Code of Ethics whether or not they are imposed by law. Any associate who does not comply with this Code of Ethics is acting outside the scope of his or her employment.

CONDUCT OF BUSINESS

Letter and Spirit of the Law

Business will be conducted in strict compliance with all applicable laws and governmental regulations of the United States, of the various states and of any foreign country where applicable. Where a situation is not covered by law or where the law is unclear or conflicting, business will be conducted in a fair and forthright manner. If in doubt, associates should seek legal and other advice, which is available through regular Company channels.

Use of Funds and Assets

Each associate is responsible for the proper use, conservation and protection of Company assets, including its property, plant, equipment, computer information and data, inventions, and other proprietary business and technical information. The use of Company funds or other assets is prohibited for:

•	Contributions to domestic or foreign political candidates, whether or not allowed by law. However, the Company encourages proper, constructive associate participation in the political process, including involvement with a political action committee and individual activities supporting candidates of choice for public office.
•	Payments, gifts, loans or any other transfer either directly or indirectly to officials, agents or associates of labor organizations, political parties or foreign or domestic governments, or to any other persons or entities, where such transfer could be reasonably considered a bribe, kickback or other illegal or unethical payment.

•	Personal gain or other purpose not intended to benefit the Company. Specifically, removal of any asset from Company premises is prohibited unless such removal is authorized and intended to benefit the Company. This prohibition does not include the approved use of Company assets to support non-profit and charitable organizations. It does include the use of Company computers or telecommunications equipment to conduct any for-profit business other than for the Company; or use of Company computer to send e-mails or to access web sites or chat rooms that deal with or promote subjects that are not appropriate for company use, such as racism, gambling, pornography, terrorism or other inappropriate subjects. Please refer to the Company’s Electronic Media Policy for additional details.

In addition, the Company prohibits any dishonest, unethical or fraudulent act, including, (but not limited to)

•	falsification of Company records for personal or other reasons;
•	misappropriation of other associates’, customers’, or suppliers’ assets.

Equal Employment Opportunity

Company policy prohibits all unlawful discrimination against any associate or applicant for employment. Associates must adhere to established equal employment opportunity practices to prevent discrimination against job applicants and co-workers on the basis of race, color, gender, religion, national origin, age, veteran status, disability, or other basis prohibited by applicable law. Such practices apply to initial hiring, upgrading, promotion, transfer, recruitment, layoff, termination, selection for training, and determination of rates of pay or other forms of compensation. For additional details refer to the Company’s EEO Policy and Workplace Harassment Policy.

Non-Public Company Information

Associates are responsible for protecting non-public Company information at all times. Only executive officers and designated spokespersons are permitted to make public statements on behalf of the Company. All questions received from news media representatives should be directed to Investor Relations or the General Counsel and all inquiries from investors and securities analysts should be referred to Investor Relations. Also, associates must exercise the utmost care to avoid inadvertent disclosure of non-public information through casual or public conversations or presentations. As a general practice, public speeches or presentations addressing corporate issues, or those given on behalf of the Company, should be prepared or reviewed by Investor Relations. In addition, the Company works with proprietary data of customers, suppliers and joint venture partners. To merit the continued support of our customers, suppliers, and joint venture partners, we should act to preserve the confidential nature of this information. Without express Company authorization confidential and proprietary information must not be shared with persons outside the Company and should be shared with fellow associates on a need-to-know basis only.

Contract and Agreement Negotiation

Associates responsible for the negotiation of contracts or agreements must deal only with reputable parties whose performance qualifications indicate the ability to accomplish the requested objective. The contracting person(s) or department(s) will be responsible for (1) obtaining the most favorable price, quality and service terms available to the Company; (2) clearly and completely establishing responsibilities of the parties involved; (3) preserving auditing rights in contracts and agreements; (4) maintaining records to support contracting decisions and (5) protecting the proprietary and confidential information of all parties involved in the contracting process.

Health and the Environment

The Company is committed to making continuous efforts to protect human health and the environment, and will design, operate and maintain its facilities in a manner consistent with all applicable federal, state and local requirements. All associates must conduct their duties and responsibilities in compliance with the law and Company standards relating to health and safety in the workplace and protection of the environment.

Controlled Substances and Alcohol

The Company will maintain procedures designed to protect the safety and health of associates, as well as to protect property and assets. In support of this goal, associates are required to report to work free of impairment from the use of controlled substances or alcohol. The use, possession or distribution of illegal drugs or drug paraphernalia on Company property is strictly prohibited. In addition, possession of alcoholic beverages, firearms or other weapons on Company property is prohibited. For additional details refer to the Company’s Drug and Alcohol Policy.

Accounting Systems

The Company is required to keep books and records that accurately and fairly reflect its business transactions and dispositions of assets. All associates who have responsibility for accounting, financial reporting, treasury, banking, or similar functions must be familiar with the Company’s accounting policies and procedures. All associates must comply with the Company’s Record Retention Policy.

In addition, no undisclosed or unrecorded fund or asset shall be established for any purpose. No false or artificial entries shall be made in the books and records of the Company for any reason and no associate shall engage in any arrangement that results in such an entry. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that disclosed by the documents supporting the payment.

Internal Controls

A system of internal controls will be documented and maintained throughout the Company to aid compliance with the principles outlined in this Code of Ethics and to protect the assets and best interests of the Company. Each associate is responsible for carrying out the activities that ensure internal control.

Antitrust

It is the policy of the Company to comply with all laws governing its operations, including federal, state and foreign antitrust laws, and to conduct its affairs in keeping with the highest legal and ethical standards. It is our policy not only to adhere strictly to the antitrust laws but also to conduct our affairs consistent with the spirit of the laws. At a minimum, every Company associate MUST refrain from entering into any understanding or agreement, expressed or implied, or discussing, either formally or informally, with any representative of any competitor, in regard to prices, terms or conditions of sale, or allocation of business, markets, customers, or territories. There are other aspects to the antitrust laws and you should seek guidance from the Legal Department regarding any questions you may have about the interpretation or the application of either this policy or the laws.

Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (FCPA) makes it a crime for any U.S. company or person to offer, give, promise or authorize a payment, in cash or in kind, or any service to a foreign official or political party for the purpose of obtaining, retaining (doing) or directing business or to induce that official or party to effect any governmental act or decision. The FCPA prohibitions also apply to payments or offers of anything of value to intermediaries, agents or sales representatives if the associate knows, or has reason to know, that the payment or offer will be used for any illegal payment. The Company’s procedures must be followed and advice from the Legal Department must be obtained regarding interpretations of the FCPA.

The FCPA also includes provisions that establish accounting standards for both domestic and foreign business activities. This Act, together with rules issued by the Securities and Exchange Commission, also make it a crime to directly or indirectly falsify any book, record or account.

CONFLICT OF INTEREST

Ownership Interests

Associates who own, directly or indirectly, any interest in property or companies providing services or materials to the Company, must disclose such information promptly and in writing to their immediate supervisors or the Legal Department. However, associates need not report ownership of securities that are widely or publicly held and traded on the open market, provided that such ownership could not reasonably be expected to result in a conflict with the Company’s interest.

Insider Trading

Associates are strictly prohibited from trading in securities of the Company or any other issuer while having knowledge of material non-public information, obtained or revealed to them as a consequence of employment. Furthermore, associates are strictly prohibited from revealing or transmitting such information to others, expressly or by recommending purchases or sales of such securities. Federal law carries onerous penalties for associates, at any level, who violate this ban. This policy is not meant to discourage associates from investing in the Company’s shares or other securities; in fact, the Company believes associate ownership contributes to the corporation’s long-term success. Rather, this policy dictates that associates use proper judgment in the timing and nature of their investments to avoid even the appearance of impropriety. All officers and directors of the Company must comply with the insider trading and reporting requirements of the Securities and Exchange Commission.

Gifts, Bribes and Kickbacks

Associates shall not seek or accept personal gain, directly or indirectly, neither from anyone soliciting business from or doing business with the Company, nor from any person or firm in business competition with the Company. Likewise, an associate shall not offer or provide anything of personal gain to any persons or organizations for the purpose of influencing their business relationship with the Company. It is recognized that common business practice permits the offer and acceptance of certain courtesies of nominal value, usually in the form of meals and entertainment. In offering or accepting such courtesies, associates shall be guided by whether the business objectivity of either party may be adversely affected. Special attention must be given when dealing with public officials and associates of government agencies, whose conduct is controlled by laws and regulations that must be complied with at all times. Please contact the Legal Department if you have questions concerning dealing with public officials and associates of government agencies.

Other Employment

A full-time associate must have written approval from the associate’s supervisor to participate in employment outside of the Company. An associate may not participate in outside employment, self-employment or avocation, or serve as an officer, director, partner or consultant for outside organizations, if such activity (1) reduces work efficiency; (2) interferes with the associate’s ability to act conscientiously in the best interest of the Company; (3) requires the associate to utilize proprietary, confidential or otherwise non-public information, procedures, plans or techniques of the Company or (4) creates an appearance of impropriety. If an associate has any questions the associate’s supervisor should be consulted.

Objectivity Influences

Associates who inadvertently find themselves in a position where their objectivity reasonably may be questioned because of individual interest or family or personal relationships should notify their respective supervisors or the Legal Department.

GENERAL INFORMATION

Certificate of Compliance

As appropriate, from time to time, every associate will be notified of this Code of Ethics and sign a form acknowledging receipt of a copy. Certain associates as identified by the Company Ethics Committee will be required periodically to execute forms attesting to their review and understanding of, and compliance with, this Code of Ethics.

Reporting of Violations

Any known or suspected violation of this Code must be reported immediately to the Legal Department, the internal auditor, a member of the Company’s Ethics Committee or the Hotline number. Any associate who, honestly and in good faith, reports what he or she believes to be a violation of this Code of Ethics will not be subject to any disciplinary action or retaliation on account of making such a report. To the fullest extent possible, the identity of an associate making a report will be kept confidential. If an associate believes that he or she is being treated unfairly because of reporting a violation, this should immediately be brought to the attention of the Company Ethics Committee.

Company Ethics Committee

To ensure continuing attention to matters of ethics by all Company associates, the Company has established a Company Ethics Committee consisting of the Executive Vice President and General Counsel, Executive Vice President and Chief Financial Officer, and the Vice President Human Resources. The Corporate Secretary is charged with responsibility for monitoring compliance with this Code of Ethics and shall report annually to the Audit Committee of the Board of Directors. The Company Ethics Committee shall have responsibility for developing and implementing a company-wide business ethics program consistent with the policies and principles set forth in the Code of Ethics. This program should include a method of communication to each associate to allow them to fully understand the Company’s commitment to this Code of Ethics and should provide training to each associate on the Code of Ethics.

Dissemination of Code of Ethics

Each supervisor is responsible for compliance with this Code of Ethics by the associates under his or her direction. Each supervisor must stress the Company’s commitment to the principles set out in this Code of Ethics and create an environment in the workplace that encourages the conduct of all business in accordance with the highest integrity and ethical standards.

Reporting of Theft and Vandalism

Any loss of Company property due to theft or vandalism must be reported immediately to your supervisor or the Legal Department.

Compliance and Discipline

Violations of this Code of Ethics will result in disciplinary action that may include termination, referral for criminal prosecution and reimbursement to the Company for any losses or damages resulting from the violation. As with all matters involving investigations of violations and discipline, principles of fairness and dignity will be applied in consultation with Human Resources. Any associate that is charged with a violation of this Code of Ethics will be afforded an opportunity to explain his or her actions before any decision is made about appropriate disciplinary action. Appropriate disciplinary action will be taken against:

•	associates who authorize or participate directly in any action that is a violation of this Code of Ethics;
•	any associate who may have deliberately failed to report a violation or deliberately withheld relevant information concerning a violation of this Code of Ethics;
•	the violator’s managerial superiors, to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence; and
•	any supervisor who retaliates, directly or indirectly, or encourages others to do so, against an associate who reports a suspected violation of this Code of Ethics.

Important Phone Numbers and Addresses

To report a suspected violation or ask a question regarding Imperial’s Code of Ethics please call one of the following:

Ethics Committee:
William F. Schwer	xxx-xxx-xxxx
Senior Vice President & General Counsel

Darrell D. Swank	xxx-xxx-xxxx
Senior Vice President & Chief Financial Officer

T. Kay Hastings	xxx-xxx-xxxx
Senior Vice President – Human Resources

Confidential Hotline:

If you wish to remain anonymous you may report a violation by calling the Telephone Hotline noted below. The Telephone Hotline is answered by an independent company and is available 24 hours a day every day. If you use the Telephone Hotline you may refrain from identifying yourself (however, the Company may have insufficient information to investigate the allegations) or if you elect to identify yourself your confidentiality will be maintained consistent with the goals of this Code of Ethics or unless disclosure is required in connection with any governmental investigation or defense of the Company. You may access the Telephone Hotline toll free by dialing:

XXX-XXX-XXXX

All matters that do not appear to constitute violations of this Code of Ethics will be referred to the appropriate department.

Associates with questions regarding this Code of Ethics or its application may also discuss the matters with their immediate supervisors.

Additional copies of this document can be obtained by contacting the Legal Department, 8016 Highway 90A, P.O. Box 9, Sugar Land, Texas 77487-0009 or calling xxx-xxx-xxxx.

Please indicate that you have received, read and will abide by this Code of Ethics by signing your name and dating the attached acknowledgment and returning it promptly to your supervisor.